EXHIBIT 99.2

Exchange Agreement

EXCHANGE AGREEMENT, dated as of June 29, 2022 between Canopy Growth Corporation, a corporation organized and existing under the Canada Business Corporations Act (the “Company”), and the undersigned investor (the “Investor”), on its own behalf and on behalf of each of the beneficial owners listed on Exhibit A hereto (each, an “Account”) for whom the Investor holds contractual and investment authority (each Account, including the Investor if it is exchanging Existing Notes in the Exchange (each, as defined below) on its own behalf, an “Exchanging Investor”). If there is only one Account or Exchanging Investor, then each reference thereto in this Exchange Agreement will be deemed to refer to such Account or Exchanging Investor, as applicable, in the singular, mutatis mutandis.

WHEREAS, the Company and each Exchanging Investor desire to engage in the Exchange on the terms set forth in this Exchange Agreement;

AND WHEREAS, concurrently with the execution of this Exchange Agreement and the exchange of Existing Notes of the Investor, the Company is exchanging other Existing Notes with other holders (“Other Investors”) on the same Economic Terms (as defined in this Exchange Agreement) and in all material respects on the same terms (except that the Other Investors will participate in an initial closing on or about June 30, 2022 and a final adjustment closing following the Observation Period).

THEREFORE, the Company, the Investor and each Exchanging Investor agree as follows.

Section 1.    DEFINITIONS.

“Account” has the meaning set forth in the first paragraph of this Exchange Agreement.

“BMO” means BMO Capital Markets Corp. and its affiliates.

“Bounded Daily VWAP” means, for any VWAP Trading Day, the Daily VWAP per Common Share on such VWAP Trading Day; provided, however, that if such Daily VWAP per Common Share (a) exceeds the Cap Price, then the Bounded Daily VWAP for such VWAP Trading Day will instead be deemed to be the Cap Price; or (b) is less than the Floor Price, then the Bounded Daily VWAP for such VWAP Trading Day will instead be deemed to be the Floor Price.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Canadian Public Disclosure Record” means all documents filed on SEDAR under the Company’s profile since January 1, 2022.

“Cap Price” means $3.50 per Common Share.

“Cash Consideration” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, an amount equal to the product of (a) $0.7753 U.S. dollars per Canadian dollar; and (b) accrued interest (expressed in Canadian dollars) on such Existing Notes from, and including, the “Interest Payment Date” (as defined in the Existing Indenture) immediately preceding the Closing Date to, but excluding, the Closing Date, calculated in accordance with the Existing Indenture; provided, however, that if the Closing Date occurs after any “Regular Record Date” (as defined in the Existing Indenture) and on or before the immediately following Interest Payment Date, then “Cash Consideration” will be deemed to be zero for such Existing Notes (it being understood, for the avoidance of doubt, that accrued and unpaid interest due in respect of such Interest Payment Date will, in accordance with the Existing Indenture, be paid to the person in whose name such Existing Notes are registered at the close of business on such Regular Record Date).

“Closing” has the meaning set forth in Section 3(b)(i).

“Closing Date” means the later of (a) the second Business Day immediately after the last VWAP Trading Day in the Observation Period; (b) such date on which the conditions to the Closing set forth in Section 6 are satisfied or waived; and (c) such other date as the Company and the Investor may agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning set forth in the first paragraph of this Exchange Agreement.

“Covered SEC Filings” means each of the following documents, in the form they were filed with the SEC and including any amendments thereto filed with the SEC: (a) the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022; (b) those portions of the Company’s 2021 Proxy Statement on Schedule 14A that are incorporated by reference into the Company’s Annual Report for the fiscal year ended March 31, 2021; and (c) the Company’s Current Reports on Form 8-K (excluding any Current Reports or portions thereof that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after March 31, 2022.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares expressed in U.S. dollars as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CGC <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposits and Withdrawal at Custodian program.

“DWAC Withdrawal” has the meaning set forth in Section 3(b)(iii)(1).

“Economic Terms” means the Cash Consideration, the Cap Price, the Floor Price, the exchange rate and percentage contained in the definition of Notional Aggregate Flat Exchange Price and the Observation Period.

“Exchange” has the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, (a) cash in an amount (payable in U.S. dollars) equal to the Cash Consideration for such Existing Notes, which cash is to be delivered in respect of such Existing Notes on the Closing Date pursuant to this Exchange Agreement; and (b) the Exchange Shares to be delivered in respect of such Existing Notes on the Closing Date pursuant to this Exchange Agreement.

“Exchange Shares” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, a number of Common Shares (rounded, if applicable, down to the nearest whole number) equal to (a) the quotient obtained by dividing (x) the Notional Aggregate Flat Exchange Price for such Existing Notes by (y) the Valuation Price.

“Exchanging Investor” has the meaning set forth in the first paragraph of this Exchange Agreement.

“Existing Indenture” means that certain Indenture, dated as of June 20, 2018, between the Company and the Existing Notes Trustees, as supplemented by that certain Supplement No. 1 to Indenture, dated as of April 30, 2019, between the Company and the Existing Notes Trustees and that certain Supplement No. 2 to Indenture, dated as of June 29, 2022, between the Company and the Existing Notes Trustees.

“Existing Notes” means the Company’s 4.25% Convertible Senior Notes due 2023 issued pursuant to the Existing Indenture.

“Existing Notes Canadian Trustee” means Computershare Trust Company of Canada.

“Existing Notes Trustees” means the Existing Notes U.S. Trustee and the Existing Notes Canadian Trustee.

“Existing Notes U.S. Trustee” means Computershare Trust Company, N.A. (as successor to GLAS Trust Company LLC).

“Floor Price” means $2.50 per Common Share.

“HudsonWest” means HudsonWest LLC and its affiliates.

“IRS” means the Internal Revenue Service.

“Liens” has the meaning set forth in Section 4(b).

“Notional Aggregate Flat Exchange Price” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, an amount (expressed in U.S. dollars) equal to the product of (a) $0.7753 U.S. dollars per Canadian dollar; and (b) 99% of the principal amount of such Existing Notes (expressed in Canadian dollars).

“Observation Period” means the 10 (ten) consecutive VWAP Trading Days beginning on, and including, June 30, 2022 (or, if such date is not a VWAP Trading Day, the next VWAP Trading Day).

“Other Investors” has the meaning set forth in the recitals of this Exchange Agreement.

“Release Time” has the meaning set forth in Section 7.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax Act” has the meaning set forth in Section 8(b).

“Taxes” has the meaning set forth in Section 8(c).

“Transfer Agent” means Computershare Trust Company of Canada, acting in its capacity as the DTC custodian for the Common Shares.

“TSX” means the Toronto Stock Exchange.

“Valuation Price” means the arithmetic average (rounded, if applicable, to the nearest fourth decimal place, with 5/100,000ths rounded upward) of the Bounded Daily VWAPs for each VWAP Trading Day in the Observation Period, expressed in U.S. dollars.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise)

in the Common Shares or in any options contracts or futures contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

Section 2.    RULES OF CONSTRUCTION. For purposes of this Exchange Agreement:

(a)    “or” is not exclusive;

(b)    “including” means “including without limitation”;

(c)    “will” expresses a command;

(d)    words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(e)    “herein,” “hereof” and other words of similar import refer to this Exchange Agreement as a whole and not to any particular Section or other subdivision of this Exchange Agreement, unless the context requires otherwise;

(f)    references to currency and to “$” mean the lawful currency of the United States of America, and references to “C$” mean the lawful currency of Canada, unless the context requires otherwise; and

(g)    the exhibits, schedules and other attachments to this Exchange Agreement are deemed to form part of this Exchange Agreement.

Section 3.    THE EXCHANGE.

(a)    Generally. Subject to the other terms of this Exchange Agreement, each of the Investor and each other Exchanging Investor, if any, agrees to exchange (the “Exchange”), with the Company the aggregate principal amount of Existing Notes, CUSIP No. AT1058540, set forth in Exhibit A hereto that it beneficially owns for Exchange Consideration in kind and amount corresponding to such principal amount of Existing Notes, deliverable on the date(s) set forth in this Exchange Agreement.

(b)    Closing.

(i)    Closing; Location. The Exchange will be settled as follows: on the Closing Date, each Exchanging Investor will deliver its Existing Notes to be exchanged in the Exchange and the Company will deliver the Exchange Shares (the “Closing”). Closing will take place at the offices of Cassels Brock & Blackwell LLP, Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3C2, Canada, at 10:00 a.m., New York City time, on the Closing Date.

(ii)    Conveyance of Title; Release of Claims. Subject to the other terms and conditions of this Exchange Agreement, at the Closing, subject to satisfaction of the terms and conditions of this Exchange Agreement, including the conditions set forth in Section 6, the Investor hereby, for itself and on behalf of each Exchanging Investor, agrees to sell, assign and transfer to, or upon the order of, the Company, all right, title and interest in such portion of the Existing Notes as indicated on Exhibit A hereto, and effective as of the Closing, waives any and all other rights with respect to such Existing Notes and the Existing Indenture and releases and discharges the Company from any and all claims, whether now known or unknown, the Investor and any other Exchanging Investor may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Existing Indenture, or any claims that the Investor or any Exchanging Investor is entitled to receive additional, special or default interest with respect to the Existing Notes, provided that, for certainty, the provisions of this Section 3(b)(ii) shall not affect the rights, entitlements, claims or other benefits the Investor and any other Exchanging Investor may have with respect to the Existing Notes that are not the subject of the Exchange or if the Closing does not occur in the manner contemplated by this Edchange Agreement.

(iii)    Delivery of Existing Notes and Exchange Consideration.

(1)    DWAC Withdrawal. Subject to satisfaction of the applicable conditions precedent specified in this Exchange Agreement, at or prior to 9:30 a.m., New York City time, on the Closing Date, the Investor agrees to direct the eligible DTC participant through which each Exchanging Investor holds a beneficial interest in the Existing Notes to submit a DWAC withdrawal instruction (the “DWAC Withdrawal”) to the Existing Notes U.S. Trustee for the aggregate principal amount of the Existing Notes to be exchanged by such Exchanging Investor pursuant to this Exchange Agreement.

(2)    Delivery of Exchange Consideration. The Exchange Shares and the Cash Consideration will not be paid or delivered, as applicable, until a valid DWAC Withdrawal of the Existing Notes has been received and accepted by the Existing Notes U.S. Trustee. If the Closing does not occur, then any Existing Notes submitted for DWAC Withdrawal will be returned to the DTC participant that submitted the DWAC Withdrawal instruction in accordance with the procedures of DTC. On the Closing Date, subject to satisfaction of the conditions precedent specified in this Exchange Agreement, and the prior receipt of a valid DWAC Withdrawal conforming with the aggregate principal amount of the Existing Notes to be exchanged by each Exchanging Investor, the Company will (A) pay the applicable Cash Consideration to such Exchanging Investor by wire transfer to the account of such Exchanging Investor set forth in Exhibit A to this Exchange Agreement; and (B) deliver the aggregate number of Exchange Shares to be issued to such Exchanging Investor in the Exchange in the form of uncertificated shares represented by book-entry notation on the books and records of the Transfer Agent, registered in the name of such Exchanging Investors as set forth in Exhibit A hereto. The Company will cause the Transfer Agent to deliver to the Investor (including by email communication) confirmation of the issuance of such Exchange Shares registered in such name.

(3)    Acknowledgment of DWAC Posting Expiration; Delivery Instructions. Each of the Investor and each other Exchanging Investor, if any, acknowledges that the DWAC Withdrawal must be posted on the Closing Date and that if it is posted before the Closing Date, then it will expire unaccepted and must be resubmitted on the Closing Date.

(4)    Other Exchanges. Each of the Investor and each other Exchanging Investor, if any, acknowledges that other investors are participating in similar exchanges, each of which contemplates an Observation Period and a DWAC Withdrawal, all of which will occur on the same Economic Terms as the Exchange and which are intended to occur on substantially the same terms and conditions as the Exchange (except that the Other Investors will participate in an initial closing on or about June 30, 2022 and a final adjustment closing following the Observation Period). In the event that any Exchange Shares are not delivered on the Closing Date, the Company will use its best efforts to ensure that the same will be delivered on the Business Day immediately following the Closing Date or as soon as reasonably practicable thereafter. The Company represents and warrants to and covenants with the Investor that all other exchanges of Existing Notes by Other Holders will occur on the Economic Terms and be substantially on the same terms and conditions as the Exchange (except that the Other Investors will participate in an initial closing on or about June 30, 2022 and a final adjustment closing following the Observation Period). The Company agrees that to the extent any Economic Terms or any other material term or condition of an exchange of Existing Notes (except that the Other Investors will participate in an initial closing on or about June 30, 2022 and a final adjustment closing following the Observation Period) are more favorable to an Other Investor than to the Investor and the Exchanging Investors, such terms and conditions will be provided to the Investor and the Exchanging Investors and this Exchange Agreement will be amended accordingly. The Company agrees to promptly provide the Investor with written notice of any Economic Terms or any other material term or condition with an Other Investor (except that the Other Investors will participate in an initial closing on or about June 30, 2022 and a final adjustment closing following the Observation Period) that are or become (by way of amendment or otherwise), individually or in the aggregate, more favourable to the Other Investor as compared to such terms and conditions of this Exchange Agreement.

(5)    Delay of Closing. If (A) the Existing Notes U.S. Trustee is unable to locate the DWAC Withdrawal; or (B) such DWAC Withdrawal does not conform to the Existing Notes to be exchanged in the Exchange, then the Company will promptly notify the Investor. If, because of the occurrence of an event described in clause (A) or (B) of the preceding sentence, the applicable Cash

Consideration or Exchange Shares are not paid or delivered, as applicable, on the Closing Date, then such Cash Consideration or Exchange Shares, as applicable, will be paid or delivered, as applicable, on the first Business Day following the Closing Date (or as soon as reasonably practicable thereafter) on which all applicable conditions set forth in clauses (A) or (B) of the first sentence of this paragraph have been cured.

(iv)    Questions as to Form. All questions as to the form of all documents and the validity and acceptance of the Existing Notes will be determined by the Company, in its reasonable discretion, which determination will be final and binding.

Section 4.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents and warrants to the Exchanging Investors and covenants that:

(a)    Due Formation, Valid Existence and Good Standing; Power to Perform Obligations. The Company is duly formed, validly existing and in good standing under the Canada Business Corporations Act, with full power and authority to conduct its business as it is currently being conducted and to own its assets. The Company has full power and authority to consummate the Exchange and to enter into this Exchange Agreement and perform all of its obligations hereunder.

(b)    Delivery Free of Liens; Status of Exchange Shares. The Exchange Shares, when issued and delivered in exchange for the Existing Notes in the manner set forth in this Exchange Agreement, will be validly issued as fully paid and non-assessable Common Shares, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”) created by the Company.

(c)    Listing of Common Shares. At or before the Closing, the Company will have submitted to the Nasdaq Stock Market an Application for Listing of Additional Shares with respect to the Exchange Shares. The TSX has conditionally approved the listing of the Exchange Shares, subject to satisfaction by the Company of the conditions set out therein. The Company will use its commercially reasonable efforts to maintain the listing of the Exchange Shares on the Nasdaq Global Select Market and the TSX for so long as the Common Shares are then so listed.

(d)    Securities Act Matters. Assuming the accuracy of the representations and warranties of the Investor, made on behalf of itself and the Exchanging Investors, the issuance of the Exchange Shares in exchange for the Existing Notes pursuant to this Exchange Agreement is exempt from the registration requirements of the Securities Act and exempt from the prospectus requirements of applicable Canadian securities laws. The repurchase of the Exiting Notes pursuant to this Exchange Agreement is not prohibited by applicable Canadian securities laws.

(e)    Non-Contravention. The Exchange and the other transactions contemplated hereby to be performed by the Company will not (i) contravene any law, rule or regulation binding on the Company or any subsidiary thereof or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company or any such subsidiary; (ii) constitute a breach or violation or result in a default under any loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound; or (iii) constitute a breach or violation or result in a default under the organizational documents of the Company or any subsidiary thereof, except, in the case of clauses (i) and (ii) above, for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Exchange Agreement.

(f)    No Consents. Other than final approval of the TSX, no consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority or of the shareholders of the Company is required for the execution, delivery and performance by the Company of its obligations under this Exchange Agreement and the consummation of the transactions contemplated by this Exchange Agreement, except such as have been obtained or made (or will, at the Closing, have been obtained or made) by the Company.

(g)    Authorization, Execution, Delivery and Enforceability of This Exchange Agreement. This Exchange Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable by the Investor in accordance with its terms.

(h)    Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Exchange Agreement, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(i)    Accuracy of Filings. The Covered SEC Filings, taken as a whole, do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents filed and comprising the Canadiain Public Disclosure Record did not at the time of filing and do not contain a misrepresentation (within the meaning of applicable Canadian securities laws).

(j)    Additional Documentation . The Company will, upon request, execute and deliver, for itself, any additional documents that the Investor , the Existing Notes U.S. Trustee or the Transfer Agent may reasonably request to complete the Exchange.

(k)    Bring-Down of Representations and Warranties. The Company understands that, unless the Company notifies the Investor in writing to the contrary at or before Closing, each of the Company’s representations and warranties contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of Closing, taking into account all information received by the Company.

Section 5.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR AND THE EXCHANGING INVESTORS. The Investor, for itself and on behalf of each Exchanging Investor, represents and warrants to the Company and covenants that:

(a)    Power to Perform Obligations and Bind Accounts; Survival of Authority. The Investor, for itself and on behalf of each Exchanging Investor, has full power and authority to exchange, sell, assign and transfer the Existing Notes to be exchanged pursuant to, and to enter into, this Exchange Agreement and perform all obligations required to be performed by the Investor or such Exchanging Investor under this Exchange Agreement. If the Investor is exchanging any Existing Notes or acquiring any of the Exchange Consideration as a fiduciary or agent for one or more accounts (including any Accounts that are Exchanging Investors), it represents that it has (i) the requisite investment discretion with respect to each such account necessary to effect the Exchange; (ii) full power to make the representations, warranties and covenants set forth in this Section 5 on behalf of such account; and (iii) contractual authority with respect to each such account. All authority conferred in this Exchange Agreement will survive the dissolution of the Investor, and any representation, warranty, undertaking and obligation of the Investor under this Exchange Agreement will be binding upon the trustees in bankruptcy, legal representatives, successors and assigns of the Investor.

(b)    Ownership of Existing Notes. Each of the Exchanging Investors is and, immediately before the Closing, will be the beneficial owner of the Existing Notes set forth on Exhibit A.

(c)    Securities Law Matters. Neither the Investor nor any other Exchanging Investor acquired the Existing Notes, after the original issue date of such Existing Notes, from the Company or any “affiliate” (within the meaning of Rule 144(a) under the Securities Act) of the Company, and, to its knowledge, no “affiliate” of the Company beneficially owned any of the Existing Notes of the Investor or such Exchanging Investor, as applicable, at any time during the period of one year preceding the date of this Agreement or preceding the Closing Date. The Investor, on its own behalf and on behalf of each other Exchanging Investor, acknowledges that the Exchange Shares shall have attached to them a legend setting out resale restrictions under applicable Securities Laws substantially in the following form (and with the necessary information inserted):

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE WILL BE INSERTED].”

The Investor, on its own behalf and on behalf of each other Exchanging Investor, acknowledges that the ability to transfer the Exchange Shares is limited by, among other things, applicable Canadian securities laws. Absent an exemption from the prospectus requirement under applicable Canadian securities laws, the Exchange Shares cannot be traded through the facilities of the TSX or otherwise since the Exchange Shares are not freely transferable in Canada by virtue of the Investor and its affiliates being a control person of the Company. In addition, certain of such exemptions require the Investor to have held the Exchange Shares for four months and a day. The Investor, on its own behalf and on behalf of each other Exchanging Investor, agrees that compliance with the Securities Act and applicable Canadian securities laws in respect of any sale or transfer of Exchange Shares is the exclusive responsibility of the Investor and each Exchanging Investor.

(d)    Passage of Good Title; No Liens. The Investor and each Exchanging Investor, as applicable, is the beneficial owner of the Existing Notes with good, marketable and unencumbered title to the Existing Notes, free and clear of any Liens. When the Existing Notes are exchanged pursuant to this Exchange Agreement, the Company will acquire good, marketable and unencumbered title to the Existing Notes, free and clear of any Liens arising as a result of the holding by the Investor and any Exchanging Investor.

(e)    Non-Contravention. The Exchange and the other transactions contemplated hereby to be performed by the Investor or any Exchanging Investor will not (i) contravene any law, rule or regulation binding on the Investor or such Exchanging Investor or any investment guideline or restriction applicable to the Investor or such Exchanging Investor (provided that the neither the Investor nor any Exchanging Investor makes any representations regarding the application of applicable securities laws); or (ii) constitute a breach or violation or result in a default under the organizational documents of the Investor or such Exchanging Investor or any material loan agreement, mortgage, lease or other agreement or instrument to which the Investor or such Exchanging Investor is a party or by which it is bound.

(f)    Jurisdiction of Residence. The Investor and each Exchanging Investor is a resident of the jurisdiction set forth on Exhibit A attached to the Exchange Agreement.

(g)    Compliance with Certain Laws; No Consents. The Investor and each Exchanging Investor will be responsible for compliance with all applicable laws and regulations in effect in any jurisdiction in which the Investor or any of the Exchanging Investors acquires any Exchange Shares pursuant to the Exchange and will obtain any consent, approval or permission required for such purchases, acquisitions or sales under the laws and regulations of any jurisdiction to which the Investor or any of the Exchanging Investors is subject or in which the Investor or any Exchanging Investor acquires any Exchange Shares pursuant to the Exchange, provided that the neither the Investor nor any Exchanging Investor makes any representations regarding the application of or compliance with applicable securities laws.

(h)    Acknowledgement of Risks; Investment Sophistication. The Investor and each Exchanging Investor understands and accepts that the Exchange Shares to be acquired in the Exchange involve risks. Each of the Investor and the Exchanging Investors has such knowledge, skill and experience in business, financial and investment matters that such person is capable of evaluating the merits and risks of the Exchange and an investment in the Exchange Shares. With the assistance of each Exchanging Investor’s own professsional advisors, to the extent that the Exchanging Investor has deemed appropriate, each Exchanging Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Exchange Shares and the consequences of the Exchange and this Exchange Agreement. Each Exchanging Investor has considered the suitability of the Exchange Shares as an investment in light of its own circumstances and financial condition, and each of the Investor and the Exchanging Investor is able to bear the risks associated with an investment in the Exchange Shares.

(i)    No View to Distribution; No Registration. Each Exchanging Investor is acquiring the Exchange Shares solely for such Exchanging Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Exchange Shares in violation of the Securities Act. Each of the Investor and the Exchanging Investors understands that the offer and sale of the Exchange Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Investor and the Exchanging Investors and the accuracy of the other representations made by the Investor, for itself and on behalf of each

Exchanging Investor, in this Exchange Agreement. Each of the Investor and the Exchanging Investors understands that the Company and its affiliates are relying upon the representations and agreements contained in this Exchange Agreement (and any supplemental information) for the purpose of determining whether the Exchange meets the requirements for such exemptions. Each of the Investor and the Exchanging Investors further acknowledges that (i) the Company is an issuer of the type referred to in Rule 144(i); (ii) the Exchange Shares will not be eligible for resale pursuant to Rule 144 if, at the time of such resale, the Company has not filed all reports and other materials (other than Form 8-K reports) required to be filed by it pursuant to §13 or §15(d) of the Exchange Act, as applicable, during the preceding 12 months; (iii) despite the Company’s representation in the final sentence of Section 4(d), it is possible that the requirements set forth in clause (ii) will not be satisfied during any period on or after August 9, 2022; and (iv) the Exchange Shares, upon their initial issuance, will be “restricted securities” within the meaning of Rule 144 and, accordingly, will not be eligible to be delivered to close any physical short position established in connection with any public short sale of Common Shares (including, for the avoidance of doubt, any short sale effected on the Nasdaq Global Select Market).

(j)    Information Provided. The Investor and each Exchanging Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the Exchange other than as contained in this Exchange Agreement and the Covered SEC Filings and Canadian Public Disclosure Record. The Company takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Investor or any Exchanging Investor.

(k)    No Investment, Tax or Other Advice. The Investor confirms that it and each Exchanging Investor is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, the Company, BMO, HudsonWest or any of their respective affiliates as investment, tax or other advice or as a recommendation to participate in the Exchange and receive the Exchange Consideration in exchange for Existing Notes. None of the Company, BMO, HudsonWest or any of their respective affiliates is acting or has acted as an advisor to the Investor or any Exchanging Investor in deciding whether to participate in the Exchange and to exchange Existing Notes for the Exchange Consideration.

(l)    Investment Decision Matters. The Investor confirms that none of the Company, BMO, HudsonWest or any of their respective affiliates have (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Exchange Shares; or (ii) made any representation to the Investor or any Exchanging Investor regarding merits of an investment in the Exchange Shares. In deciding to participate in the Exchange, other than the representations and warranties contained herein, each of the Investor and the Exchanging Investors is not relying on the advice or recommendations of the Company, BMO or HudsonWest, or their respective affiliates, and has made its own independent decision that the terms of the Exchange and the investment in the Exchange Shares are suitable and appropriate for it.

(m)    Due Diligence. Each of the Investor and the Exchanging Investors is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company and the Exchange Shares. Each of the Investor and the Exchanging Investors has had access to and reviewed the Covered SEC Filings and such other information concerning the Company and the Exchange Shares it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and the Exchanging Investors has been offered the opportunity to ask questions of the Company and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

(n)    No Regulatory Agency Recommendation or Approval. Each of the Investor and the Exchanging Investors understands that no federal or state agency has passed upon the merits or risks of an investment in the Exchange Shares or made any recommendation or endorsement, or made any finding or determination concerning the fairness or advisability, of such investment or the consequences of the Exchange and this Exchange Agreement.

(o)    Qualified Institutional Buyer Status. Each Exchanging Investor and each account for which it is acting is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each of the Investor and the Exchanging Investors agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(p)    Mutual Negotiation. The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Exchange. The Investor had a sufficient amount of time to consider whether to participate in the Exchange, and none of the Company, BMO or HudsonWest, or any of their respective affiliates or agents, has placed any pressure on the Investor to respond to the opportunity to participate in the Exchange. The Investor’s and each Exchanging Investor’s participation in the Exchange was not conditioned by the Company on the Investor or any Exchanging Investor’s exchange of a minimum principal amount of Existing Notes for the Exchange Consideration.

(q)    Financial Adviser Fee. The Investor acknowledges that it and each Exchanging Investor understands that the Company intends to pay each of BMO and HudsonWest a fee in respect of the Exchange. Neither the Investor, nor any Exchanging Investor, will have any obligation or liability to pay such fee, and such fee shall be the sole and exclusive liability of the Company.

(r)    Additional Documentation. The Investor will, upon request, execute and deliver, for itself and on behalf of any Exchanging Investor, any additional documents that the Company, the Existing Notes U.S. Trustee or the Transfer Agent may reasonably request to complete the Exchange.

(s)    Bring-Down of Representations and Warranties. The Investor understands that, unless the Investor notifies the Company in writing to the contrary at or before Closing, each of the Investor’s representations and warranties, on behalf of itself and each Exchanging Investor, contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of Closing, taking into account all information received by the Investor and each Exchanging Investor.

(t)    Wall-Cross Matters. The Investor acknowledges and agrees that it and each

Exchanging Investor has not transacted, and will not transact, in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Investor was first contacted by the Company, BMO or HudsonWest with respect to the transactions contemplated by this Exchange Agreement until after the Release Time. Solely for purposes of this Section 5(t), subject to the Investor’s compliance with its obligations under U.S. federal securities laws and the Investor’s internal policies, (i) “Investor” will not include any employees or affiliates of the Investor that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Investor’s legal or compliance department, and (ii) the foregoing representations and covenants of this Section 5(t) will not apply to any transaction by or on behalf of an account that was effected without the advice or participation of, or such account’s receipt of information regarding the transactions contemplated hereby provided by, the Investor.

(u)    No Reliance on BMO or HudsonWest. The Investor acknowledges and agrees that neither BMO nor HudsonWest has acted as a financial advisor or fiduciary to the Investor or any Exchanging Investor and that each of BMO and HudsonWest and their respective directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Investor or any Exchanging Investor, express or implied, with respect to the Company, the Existing Notes or the Exchange Consideration or the accuracy, completeness or adequacy of the information provided to the Investor or any Exchanging Investor or any other publicly available information, nor will any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Investor or any Exchanging Investor.

Section 6.    CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE INVESTOR AND THE EXCHANGING INVESTORS.

(a)    Conditions to the Company’s Obligations. The obligation of the Company to deliver the Exchange Consideration is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Investor, for itself and on behalf of the Exchanging Investors, in Section 5 hereof are true and correct as of Closing in all respects with the same effect as though such representations and warranties had been made as of Closing; (ii) and all covenants of the Investor or any Exchanging Investor in Section 5 to be performed at or before Closing have been performed; and (iii) the conditions precedent set forth in Section 3(b)(iii)(2) and, in the case of the Closing, the receipt by the Company of a valid DWAC Withdrawal conforming to the requirements set forth in this Exchange Agreement.

(b)    Conditions to the Investor’s Obligations. The obligations of the Investor, on behalf of the Exchanging Investors, to deliver (or cause to be delivered) the Existing Notes and to post the DWAC Withdrawal on the Closing Date are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Company in Section 4 are true and correct as of Closing in all respects with the same effect as though such representations and warranties had been made as of Closing; (ii) all covenants of the Company in Section 4 to be performed at or before Closing have been performed; and (iii) the Economic Terms in respect of the exchange by Other Investors shall not have been amended and shall be on the same Economic Terms as this Exchange Agreement.

Section 7.    THE RELEASE TIME. (a) As of the date of this Exchange Agreement, the Company is not aware of, and has not provided to the Investor, any material non-public information regarding the Company or its securities, other than any material non-public information relating to the Exchange; and (b) the Company agrees to publicly disclose at or before 8:30 a.m., New York City time, on the first Business Day after the date of this Exchange Agreement (such time and date, the “Release Time”), the exchange of the Existing Notes contemplated by this Exchange Agreement and similar exchange agreements in a press release or Current Report on Form 8-K. The Company acknowledges and agrees that, as of the Release Time, none of the information provided by or on behalf of the Company to the Investor or any Exchanging Investor in connection with the Exchange will constitute material non-public information.

Section 8.    TAX MATTERS.

(a)    U.S. Persons. The Investor acknowledges that, if an Exchanging Investor is a United States person for U.S. federal income tax purposes, the Company must be provided with a correct taxpayer identification number (generally, a person’s social security or federal employer identification number) and certain other information on a properly completed and executed IRS Form W-9, which is provided herein on Exhibit B attached to this Exchange Agreement. The Investor further acknowledges that, if an Exchanging Investor is not a United States person for U.S. federal income tax purposes, the Company must be provided with the appropriate properly completed and executed IRS Form W-8, attesting to that non-U.S. Exchanging Investor’s foreign status and certain other information, including information establishing an exemption from withholding under Sections 1471 through 1474 of the Code. The Investor further acknowledges that any Exchanging Investor may be subject to 30% U.S. federal withholding or 24% U.S. federal backup withholding on certain payments or deliveries made to such Exchanging Investor unless such Exchanging Investor properly establishes an exemption from, or a reduced rate of, such withholding or backup withholding. Without limiting the generality of the foregoing, each Exchanging Investor hereby represents that it is able to receive any Exchange Consideration hereunder (including any amounts attributable to accrued and unpaid interest) without any U.S. withholding tax and is entitled to provide U.S. tax forms and required attachments indicating the same (including, where relevant, any certifications indicating that the Exchanging Investor fulfills the requirements of “portfolio interest exemption” as indicated in Exhibit B) and agrees to hold the Company and its agents harmless for the breach of such representation.

(b)    Excluded Obligation. For purposes of the Income Tax Act (Canada) (the “Tax Act”), and for greater certainty, the Existing Notes are an “excluded obligation” as defined in subsection 214(8) of the Tax Act.

(c)    Withholding Tax. The Company and each Exchanging Investor acknowledge that all payments or deliveries in connection with the Exchange made by or on behalf of the Company under or with respect to the Exchange Consideration are required to be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter referred to as “Taxes”) imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, unless such person is required to withhold or deduct

Taxes by applicable law or by the interpretation or administration thereof. If any Taxes are required by applicable law to be deducted and withheld in connection with the Exchange Consideration hereunder, the Company shall within the time period for payment required by applicable law, pay to the appropriate governmental body the full amount of such Taxes, and make such reports and filings in connection therewith in the manner required. Where the Company deducts or withholds any amount of Taxes required to be deducted and withheld as contemplated herein, the Company shall be considered for all purposes hereof to have satisfied its obligation to make such amount of the payment and the amount so deducted or withheld shall be deemed to have been paid (or issued) to such Exchanging Investor hereunder, provided that the Company complies with its obligations to pay such amount to the applicable government authority within the time required.

Section 9.    MISCELLANEOUS.

(a)    Waiver; Amendment. Neither this Exchange Agreement nor any provisions hereof may be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

(b)    Assignability. Neither this Exchange Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or the Investor or any Exchanging Investor, on the other hand, without the prior written consent of the other party.

(c)    Further Instruments and Acts. Each of the parties to this Exchange Agreement agrees to execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Exchange Agreement.

(d)    Waiver of Jury Trial. EACH OF THE COMPANY, THE INVESTOR AND THE EXCHANGING INVESTORS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS EXCHANGE AGREEMENT.

(e)    Governing Law. This Exchange Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

(f)    Section and Other Headings. The section and other headings contained in this Exchange Agreement are for reference purposes only and will not affect the meaning or interpretation of this Exchange Agreement.

(g)    Counterparts. This Exchange Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Exchange Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

(h)    Notices. All notices and other communications to the Company provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party may have hereafter specified by notice in writing to the other): (i) if to the Company, Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario K7A 0A8, Canada, Attention: Chief Legal Officer; and (ii) if to the Investor, the address provided on the signature page below.

(i)    Binding Effect. The provisions of this Exchange Agreement will be binding upon and accrue to the benefit of the parties hereto and the Exchanging Investors and their respective heirs, legal representatives, successors and permitted assigns.

(j)    Notification of Changes. The Company and the Investor hereby covenants and agrees to notify the other party upon the occurrence of any event prior to Closing that would cause any representation, warranty, or covenant given by the notifying party contained in this Exchange Agreement to be false or incorrect.

(k)    Severability. If any term or provision of this Exchange Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Exchange Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l)    Entire Agreement. This Exchange Agreement, including all Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the specific subject matter covered hereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Exchange Agreement have caused this Exchange Agreement to be duly executed as of the date first written above.

Investor:

GREENSTAR CANADA INVESTMENT LIMITED PARTNERSHIP, by its general partner, GREENSTAR CANADA INVESTMENT CORPORATION
Legal Name

	By:	/s/ Kenneth W. Metz
	Name:	Kenneth W. Metz
	Title:	President

Investor Address:	Taxpayer Identification Number:

200-150 King Street West	79291 9516 RZ0001

Toronto, ON M5H 1J9	Telephone Number:

585.678.1000

Country (and, if applicable, State) of Residence:

Ontario, Canada

Aggregate Principal Amount of Existing Notes to be Exchanged by All Exchanging Investors (must be an integral multiple of $1,000):

C$100,000,000

[Signature Page to Exchange Agreement]

CANOPY GROWTH CORPORATION

By:	/s/ Donald Henderson
Name:	Donald Henderson
Title:	Secretary

[Signature Page to Exchange Agreement]

EXHIBIT B

Tax Matters

Backup Withholding Tax

Under U.S. federal income tax law, an Exchanging Investor who exchanges Existing Notes for the Exchange Consideration generally must provide such Exchanging Investor’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (attached hereto) or otherwise establish a basis for exemption from backup withholding. A TIN is generally an individual holder’s social security number or an Exchanging Investor’s employer identification number. If the correct TIN is not provided, the Exchanging Investor may be subject to a $50 penalty imposed by the IRS. In addition, certain payments made to holders may be subject to U.S. backup withholding tax (currently set at 24% of the payment). If an Exchanging Investor is required to provide a TIN but does not have the TIN, the Exchanging Investor should consult its tax advisor regarding how to obtain a TIN. Certain holders are not subject to these backup withholding and reporting requirements. Non-U.S. Holders generally may establish their status as exempt recipients from backup withholding by submitting a properly completed applicable IRS Form W-8 (available from the Company or the IRS at www.irs.gov), signed, under penalties of perjury, attesting to such Exchanging Investor’s exempt foreign status. U.S. backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. the Exchanging Investors are urged to consult their tax advisors regarding how to complete the appropriate forms and to determine whether they are exempt from backup withholding or other withholding taxes.

Portfolio Interest Exemption (for Exchanging Investors That Are Not U.S. Persons for U.S. Federal Income Tax Purposes)

Under U.S. federal income tax law, an Exchanging Investor that exchanges Existing Notes for the Exchange Consideration and is otherwise not eligible to provide an IRS Form W-9 must claim an exemption from U.S. withholding tax on payments or deliveries attributable to accrued and unpaid interest. Any Exchanging Investor that claims such an exemption under the so-called “portfolio interest exemption” is hereby deemed to represent and certify (along with the providing the applicable IRS Form W-8BEN or W-8BEN-E). However, If the Exchanging Investor is an intermediary, a foreign partnership or other flow-through entity, then the following adjustments will be made:

A.	The following representation will be provided as applied to the Exchanging Investor:

•	record ownership under Clause I.

B.	The following representations will be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•	beneficial ownership under Clause I,

B-1

•	the status in Clause III, and

•	the status in Clause IV.

C.	The following representation will be provided as applied to the Exchanging Investor as well as the partners, members:

I.	It is the sole record and beneficial owner of the Existing Notes in respect of which it is providing this certification.

II.	It is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code).

III.	It is not a “10-percent shareholder” of the Company (within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code).

IV.	It is not a “controlled foreign corporation” (as such term is defined in Section 881(c)(3)(C) of the Code) related to the Company (within the meaning of Section 864(d)(4) of the Code).

B-2